Exhibit 21.01

                       LIST OF SUBSIDIARIES OF REGISTRANT
                           LIFSCHULTZ INDUSTRIES, INC.


     1.     Lifschultz Fast Freight, Inc. a Delaware corporation
(a wholly owned subsidiary of registrant)

     2. Hart Scientific, Inc., a Utah corporation (a wholly owned subsidiary of registrant)

     3. Calorimetry Sciences Corporation, a Utah corporation (a wholly owned subsidiary of Hart Scientific, Inc.)

     4. Energetic Genomics Corporation, a Delaware corporation (a 50% owned subsidiary of registrant)